Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Tom Ryan		Mark L. Yoseloff, Ph.D., Chairman and CEO
Investor Relations Advisor		Richard Baldwin, Senior Vice President and CFO
ph:	203.682.8200	ph:	702.897.7150
fax:	203.682.8201	fax:	702.270.5161

SHUFFLE MASTER, INC. REPORTS FOURTH QUARTER

AND FISCAL YEAR RESULTS

LAS VEGAS . . . Thursday, December 21, 2006 . . . Shuffle Master, Inc. (NASDAQ Global Select Market:  SHFL) today announced its results from continuing operations for the fourth quarter and fiscal year ended October 31, 2006.

Fourth Quarter Financial Results

•                  Revenue increased 39% to $46.1 million.

•                  Adjusted EBITDA increased 7% to $17.7 million.

•                  GAAP earnings per share from continuing operations of $0.14.

GAAP earnings per share for the quarter were impacted by several factors, including:

•                  An equity investment write-down had a $0.03 negative impact.

•                  A book to physical inventory write-off of Stargames inventory totaled a $0.02 loss.

•                  Costs associated with the Stargames acquisition totaled a $0.02 loss, which excludes the inventory write-off mentioned above.  This loss included operating results of the Stargames product lines, acquisition related intangible asset amortization and acquisition financing costs.

•                  Adoption of SFAS123R had a $0.03 negative impact.

Fiscal Year Financial Results

•                  Revenue increased 45% to $163.5 million.

•                  Adjusted EBITDA increased 23% to $70.8 million.

•                  GAAP earnings per share from continuing operations of $0.20.

GAAP earnings per share for the year were impacted by several factors, including:

•                  An equity investment write-down had a $0.03 negative impact.

•                  A book to physical inventory write-off of Stargames inventory totaled a $0.02 loss.

•                  Costs associated with the Stargames acquisition totaled a $0.59 loss, which excludes the inventory write-off mentioned above.  This loss, as defined above, also included the IPR&D write-off of $0.53 recorded in the second quarter.

•                  Adoption of SFAS123R had an $0.11 negative impact.

•                  Gain recognition related to the sale of intellectual property in the third quarter totaled $0.08.

Significant fiscal 2006 accomplishments included:

•                  Total shuffler installed base increased 20% to approximately 22,400.

•                  Total table game installed base increased 15% to approximately 4,200.

•                  Third generation MD2 and one2six installed base increased 182% to 2,275 and 59% to 3,775, respectively.

•                  Three Card Poker, the Industry’s No. 1 game, topped 1,300 installs.

•                  Acquired Stargames on February 1, 2006 which enhanced the Company’s Entertainment Products portfolio and provided additional electronic platforms for the Company’s branded content.  Total revenue contribution from acquired Stargames products was $33.2 million.

•                  Entered into an exclusive licensing and distribution agreement with Image Fidelity, LLC for its proprietary card recognition software.

•                  Entered into a patent licensing agreement with Progressive Gaming International to add progressives on the Company’s live proprietary table games, electronic single and multi-player units, and wireless wagering devices.

•                  Made Fortune Small Business 100 Fastest Growing Small Companies List for the fifth consecutive year.

•                  Awarded the first Delaware State Lottery System multi-terminal video lottery machine contract in its entirety, which represents the largest Table Master placement to date.

Mark L. Yoseloff, Chairman and Chief Executive Officer commented, “Fiscal 2006 was a year characterized by many successes and also many challenges for Shuffle Master.  During the year we achieved record revenue in all categories, including a 30% gain in utility revenue and a 67% gain in entertainment revenue.  Despite this, net income and earnings per share lagged our traditional growth rates as a result of lower gross margins and increased expenses. Of course, this was to some extent expected, as the result of our acquisition of Stargames and changes in our product mix; however, these lags should be more than offset by the long-term growth prospects offered by expanding our product offerings. We now have greater market opportunities, not only geographically, but within the casino itself as we are positioned to sell product throughout the casino floor, and in all markets around the world.  With these initiatives in place, fiscal 2007 will center on operational savings throughout our business, with our intention being to drive efficiencies and scale through our P&L over the next several years.”

Utility Products

Fourth Quarter 2006

Revenue from Utility Products totaled $23.0 million in the fourth quarter, an increase of 16% from $19.8 million in the comparable prior year quarter.  Revenue from the prior sequential quarter increased $4.3 million due to increased placements of one2sixs, Deck Mates and MD2s due in part to the timing of new casino openings in the fourth quarter.  Utility Products lease revenue and leased units decreased slightly compared to the prior year quarter, due primarily to the conversion of older generation leased shufflers to sales.  Utility Products sales and service revenue increased to $17.0 million or a 26% increase over the prior year period.  This increase is primarily attributed to strong sales of the Company’s third generation shufflers, most notably the MD2 which totaled approximately $5.1 million.  General pricing trends and gross margins for the Company’s Utility Products remain healthy.

Fiscal Year 2006

For the fiscal year, Utility Products revenue increased 30% to $87.1 million versus $67.0 in the comparable prior year period.  Utility Products lease revenue and leased units remained flat compared to the same prior year period.  Utility Products sales and service revenue increased to $63.0 million or a 46% increase over the prior year period.  The year-over-year increases in Utility Products sales and service revenue resulted from a strong demand for the one2six, Deck Mate and MD2 shufflers and additional placements of the Easy Chipper.  The MD2 installed base grew by 182% year-over-year to 2,275.  General pricing trends and gross margins for the Company’s Utility Products remain healthy.

Entertainment Products

Fourth Quarter 2006

During the fourth quarter, revenue from Entertainment Products increased 74% to $23.0 million versus $13.2 million in the same prior year period, primarily due to a $13.1 million contribution from the Stargames product line, offset by a decrease in Table Master sales of approximately $2.2 million.  Entertainment Products lease and royalty revenue decreased slightly over the same period last year and the prior sequential quarter due primarily to a greater mix of side bet table games which have a lower monthly average lease price than premium table games.   Entertainment Products sales and service revenue increased 143% to $16.7 million compared to same prior year period primarily resulting from the Stargames product revenue contribution noted above, offset by a reduction in lifetime license sales.  However, Entertainment Product margins were negatively impacted in the current quarter due to product mix, namely the contribution of Stargames products which carry lower gross margins than the Company’s traditional Entertainment Products, in addition to Stargames acquisition related product amortization of $521,000.  Entertainment Product margins were also negatively impacted in the fourth quarter by the book to physical inventory write-off of $1.3 million referenced above.

Fiscal Year 2006

For the fiscal year, Entertainment Products revenue increased 67% to $76.1 million versus $45.5 million in the same prior year period, primarily due to a $33.2 million contribution from the Stargames product line.  Entertainment Products lease and royalty revenue increased 3% over last year due primarily to incremental seats attributable to the Table Master and Rapid table game leases.  The table game installed base is up 15% to 4,219 over the prior year period. During 2006, Ultimate Texas Hold’em became the fastest selling game in Shuffle Master history to top

100 placements, with current tables placed of approximately 140. Entertainment Products sales and service revenue increased 145% to $50.6 million compared to last year primarily resulting from the Stargames product revenue contribution noted above, offset by a reduction in lifetime license sales. Entertainment Product margins were negatively impacted in the current year due to product mix, namely the contribution of Stargames products which carry lower gross margins than the Company’s traditional Entertainment Products, in addition to Stargames acquisition related product amortization of $1.5 million.  Entertainment Product margins were also negatively impacted in the fiscal year by the book to physical inventory write-off of $1.3 million referenced above.

Operating Expenses

For both the fourth quarter and fiscal year, operating expenses as a percentage of revenues increased from the comparable prior year periods.  Operating expenses for the quarter totaled $17.3 million compared to $10.3 million in the comparable prior year quarter.  This increase was primarily due to approximately $5.4 million in Stargames operating expenses, including approximately $250,000 in Stargames intangible asset amortization.  For the fiscal year, operating expenses totaled $79.0 million compared to $38.3 million in the prior year. This increase was primarily due to a $19.1 million one-time write-off of Stargames IPR&D, approximately $15.9 million in Stargames operating expenses, including approximately $743,000 in Stargames intangible asset amortization, and an increase in corporate legal expenses of $1.7 million.  Additionally, the Company recognized share-based compensation expense of approximately $1.5 million and $5.5 million for the fourth quarter and fiscal year, respectively. Further detail of the Company’s share-based compensation is included in the Supplemental Data section, which is included in this release.  Fiscal year operating expenses were favorably impacted by the $4.6 million gain on sale of patent related to the Company’s sale to IGT of the remaining 50% interest in the ENPAT patents.

Other Expense

Other expense for the fourth quarter and fiscal year totaled $3.7 million compared to $1.2 million in the comparable prior year quarter, and $8.4 million for the fiscal year as compared to $1.7 million in the comparable prior year.  For both the fourth quarter and the fiscal year, other expense was primarily impacted by $1.3 million and $4.7 million, respectively, of interest expense related to Stargames acquisition financing, as well as an equity investment write-down of $1.7 million referenced above.   In November 2006, the Company closed on a senior secured revolving credit facility in the amount of $100.0 million to refinance the bridge loan established for the acquisition of Stargames.

Balance Sheet, Cash Flows & Capital Deployment

Cash, cash equivalents, and investments totaled $8.9 million as of October 31, 2006, compared to $34.1 million as of October 31, 2005.  Net cash provided by operating activities for the fourth quarter and fiscal year ended October 31, 2006 totaled approximately $7.0 million and $35.7 million as compared to $5.4 million and $34.5 million in the comparable prior year periods.  Current year cash provided by operating activities was negatively impacted by the reclassification of the excess tax benefit associated with SFAS123R.  Further detail illustrating the impact of SFAS123R on operating cash flow is included in the Supplemental Data section, which is included in this release.

On November 30, 2006, the Company closed on a $100.0 million senior secured revolving credit facility.  The Company drew approximately $71.2 million of the facility to retire existing debt associated with the Stargames acquisition which closed January 31, 2006.  The remainder will be used as needed for working capital, capital expenditures, and general corporate purposes, including share repurchases. The outstanding balance under this credit agreement was $71.2 million as of December 20, 2006.

The Company repurchased 191,400 common shares during the fourth quarter for approximately $5.1 million at an average price of $26.84 per share.  For the fiscal year, 316,400 common shares were repurchased for approximately $8.7 million at an average of $27.39 per share.  As of October 31, 2006, approximately $30.2 million remains outstanding under the existing share repurchase board authorization.

Shuffle Master, Inc. will hold a conference call on Thursday, December 21, 2006 at 2:00 PM Pacific Time to discuss the results of operations for the fourth quarter and fiscal year ended October 31, 2006.  The domestic toll-free dial-in number for the call is (877) 407-4176, and the international dial-in number is (201) 689-8359; request “Shuffle Master’s Fourth Quarter and Fiscal Year End 2006 Conference Call.”  The call will also be webcast by CCBN and can be accessed at Shuffle Master’s web site www.shufflemaster.com.  Immediately following the call and through December 28, 2006, a playback can be heard 24-hours a day by dialing (201) 612-7415; account number is 3055; conference I.D. number is 223419.

Further detail and analysis of the Company’s financial results for the fourth quarter and fiscal year ended October 31, 2006, will be included in its Annual Report on Form 10-K, which is required to be filed with the Securities and Exchange Commission no later than January 15, 2007.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers Utility Products, including automatic card shufflers, roulette chip sorters and intelligent table system modules, to improve their profitability, productivity and security, and Entertainment Products, including live proprietary table games, electronic multi-player table game platforms, traditional video slot machines for select markets, live table game tournaments and wireless gaming solutions to expand their gaming entertainment content. The Company is included in the S&P Smallcap 600 Index. Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

###

This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; increased competition from existing and new products for floor space in casinos; acceleration and/or deceleration of various product development, promotion and distribution schedules; product performance issues; higher than expected manufacturing, service, selling, legal, administrative, product development, promotion and/or distribution costs; changes in the Company’s business systems or in technologies affecting the Company’s products or operations; reliance on strategic relationships with distributors and technology and manufacturing vendors; current and/or future litigation, claims and costs or an adverse judicial finding; tax matters including changes in tax legislation or assessments by taxing authorities; acquisitions or divestitures by the Company or its competitors of various product lines or businesses and, in particular, integration of businesses that the Company may acquire; changes to the Company’s intellectual property portfolio, such as the issuance of new patents, new intellectual property licenses, loss of licenses, claims of infringement or invalidity of patents; regulatory and jurisdictional issues (e.g., technical requirements and changes, delays in obtaining necessary approvals, or changes in a jurisdiction’s regulatory scheme or approach, etc.) involving the Company and its products specifically or the gaming industry in general; general and casino industry economic conditions; the financial health of the Company’s casino and distributor customers, suppliers and distributors, both nationally and internationally; the Company’s ability to meet its debt service obligations, including the Company’s senior convertible notes and its senior secured revolving credit facility, which will depend on its future performance and other conditions or events and will be subject to many factors that are beyond the Company’s control; various risks related to the Company’s customers’ operations in countries outside the United States, including currency fluctuation risks, which could increase the volatility of the Company’s results from such operations; and the Company’s ability to successfully and economically integrate the operations of any acquired companies, such as Stargames. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K.

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SHUFFLE MASTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2006	2005	2006	2005

Revenue:
Utility products leases	$6,018	$6,284	$24,048	$23,721
Utility products sales and service	16,952	13,466	63,047	43,308
Entertainment products leases and royalties	6,241	6,293	25,503	24,850
Entertainment products sales and service	16,719	6,887	50,632	20,689
Other	180	160	238	292
Total revenue	46,110	33,090	163,468	112,860

Costs and expenses:
Cost of leases and royalties	3,104	2,587	11,531	9,692
Cost of sales and service	13,827	7,041	43,125	19,568
Selling, general and administrative	12,888	8,306	51,099	30,559
Research and development	4,377	2,014	13,340	7,784
Gain on sale of patent	—	—	(4,566)	—
In-process research and development	—	—	19,145	—
Total costs and expenses	34,196	19,948	133,674	67,603

Equity method investment loss	(141)	—	(416)	—

Income from operations	11,773	13,142	29,378	45,257
Other expense	(3,654)	(1,172)	(8,354)	(1,657)
Income from continuing operations before tax	8,119	11,970	21,024	43,600
Provision for income taxes	3,100	3,825	13,976	14,496
Income from continuing operations	5,019	8,145	7,048	29,104
Discontinued operations, net of tax	(119)	9	(246)	76
Net income	$4,900	$8,154	$6,802	$29,180

Basic earnings per share:
Continuing operations	$0.15	$0.24	$0.20	$0.83
Discontinued operations	(0.01)	—	—	0.01
Net income	$0.14	$0.24	$0.20	$0.84

Diluted earnings per share:
Continuing operations	$0.14	$0.23	$0.20	$0.80
Discontinued operations	—	—	(0.01)	—
Net income	$0.14	$0.23	$0.19	$0.80

Weighted average shares outstanding:
Basic	34,552	34,417	34,585	34,924
Diluted	35,588	35,533	36,052	36,378

SHUFFLE MASTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	October 31,	October 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$8,906	$13,279
Investments	11	20,809
Accounts receivable, net	32,662	17,865
Investment in sales-type leases and notes receivable, net	10,064	8,219
Inventories, net	26,073	9,428
Prepaid income taxes	1,052	—
Deferred income taxes	6,149	1,837
Other current assets	5,591	3,255
Total current assets	90,508	74,692
Investment in sales-type leases and notes receivable, net	11,510	11,136
Products leased and held for lease, net	11,282	9,163
Property and equipment, net	8,841	4,144
Deferred income taxes	4,294	2,400
Intangible assets, net	77,904	48,477
Goodwill	92,924	36,017
Other assets	9,342	7,088
Total assets	$306,605	$193,117

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,166	$3,540
Accrued liabilities	11,326	6,547
Customer deposits and unearned revenue	7,035	3,518
Income taxes payable	938	371
Note payable and current portion of long-term liabilities	77,097	3,082
Total current liabilities	107,562	17,058
Long-term liabilities, net of current portion	158,951	162,659
Deferred income taxes	5,357	—
Total liabilities	271,870	179,717
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value; 507 shares authorized; none outstanding	—	—
Common stock, $0.01 par value; 151,875 shares authorized; 34,895 and 34,527 shares issued and outstanding	349	345
Additional paid-in capital	717	—
Deferred compensation	—	(5,788)
Retained earnings	24,577	17,298
Accumulated other comprehensive income	9,092	1,545
Total shareholders’ equity	34,735	13,400
Total liabilities and shareholders’ equity	$306,605	$193,117

SHUFFLE MASTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Twelve Months
	October 31,
	2006	2005
Cash flows from operating activities:
Net income	$6,802	$29,180
Depreciation and amortization	18,173	12,179
Other operating activities	10,703	(6,851)
Net cash provided by operating activities	35,678	34,508

Cash flows from investing activities:
Net changes in investments	16,797	5,483
Payments for products leased and held for lease	(9,167)	(9,520)
Other capital expenditures	(6,509)	(9,449)
Acquisition of businesses, net of cash acquired	(116,358)	(228)
Proceeds from disposition of assets	9,345	9,039
Other	—	(1,851)
Net cash provided (used) by investing activities	(105,892)	(6,526)

Cash flows from financing activities:
Proceeds from acquisition financing	115,000	—
Repurchases of common stock	(8,668)	(38,643)
Proceeds from issuances of common stock, net	7,869	6,512
Payments on acquisition financing	(45,000)	—
Other	(3,185)	(2,896)
Net cash used by financing activities	66,016	(35,027)

Effect of exchange rate changes on cash	(175)	(256)
Net increase (decrease) in cash and cash equivalents	(4,373)	(7,301)
Cash and cash equivalents, beginning of period	13,279	20,580
Cash and cash equivalents, end of period	$8,906	$13,279

SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA
(Unaudited)

UNIT DATA

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2006	2005	2006	2005

Shufflers installed base (end of period)
Lease units	4,717	4,809	4,717	4,809

Sold units, inception-to-date:
Beginning of period	16,483	12,889	13,780	11,151
Sold during period	1,217	996	4,307	3,062
Less trade-ins and exchanges	(60)	(105)	(447)	(433)
End of period	17,640	13,780	17,640	13,780
Total installed base (a)	22,357	18,589	22,357	18,589

Chipper installed base (end of period)
Lease units	15	10	15	10

Sold units, inception-to-date
Beginning of period	306	45	122	—
Sold during period	49	77	233	122
End of period	355	122	355	122
Total installed base (a)	370	132	370	132

Table games installed base (end of period)
Royalty units	2,986	2,913	2,986	2,913

Sold units, inception-to-date
Beginning of period	1,066	713	768	365
Sold during period	167	55	465	403
End of period	1,233	768	1,233	768
Total installed base (a)	4,219	3,681	4,219	3,681

Electronic wagering seats installed base (end of period)
Lease seats	424	200	424	200

Sold seats, inception-to-date
Beginning of period	19,344	170	310	75
Sold during period	1,087	140	2,418	235
Stargames installed base at the acquisition date	—	—	17,703	—
End of period	20,431	310	20,431	310
Total installed base (a)	20,855	510	20,855	510

(a)          Installed Base is the sum of product units / seats under lease or license agreements and inception-to-date sold units / seats. Management believes that installed units is an important gauge of segment performance because it measures historical market placements of leased and sold units and it provides insight into potential markets for service and next generation products. Some sold units may no longer be in use by the Company’s casino customers or may have been replaced by other models. Accordingly, the Company does not know precisely the number of units currently in use.

SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA
(Unaudited, in thousands)

FINANCIAL DATA

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2006	2005	2006	2005

Reconciliation of income from continuing operations to Adjusted EBITDA:

Income from continuing operations	$5,019	$8,145	$7,048	$29,104
Interest expense (income), net	1,382	51	4,871	(37)
Share-based compensation	1,475	273	5,511	759
IPR&D, Stargames acquisition	—	—	19,145	—
Investment write-down	1,655	1,000	1,655	1,000
Equity method investment loss	141	—	416	—
Provision for income taxes	3,100	3,825	13,976	14,496
Depreciation and amortization	4,922	3,278	18,173	12,179

Adjusted EBITDA from continuing operations (b)	$17,694	$16,572	$70,795	$57,501

(b)         Adjusted EBITDA (defined as income from continuing operations before net interest, provision for income taxes, depreciation, amortization, share-based compensation, non-cash investment write-down, equity method investment loss and an in-process research & development write-off related to the acquisition of Stargames) is not a financial measure calculated in accordance with GAAP and should not be considered as an alternative to income from operations as a performance measure. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes it is a useful performance measure and widely used within its industry. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA
(Unaudited, in thousands)

FAS 123R Impact on Condensed Consolidated Statement of Operations

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2006	2005	2006	2005

Gross margin	$27	$—	$102	$—
Selling, general and administrative	1,368	273	5,108	759
Research and development	80	—	302	—
Total share-based compensation	$1,475	$273	$5,512	$759
Tax benefit	(411)	(100)	(1,720)	(278)
Total share-based compensation, net of tax	$1,064	$173	$3,792	$481

FAS 123R Expense as a % of Revenue:

Gross margin	0.1%	0.0%	0.1%	0.0%
Selling, general and administrative expenses as a % of revenue	3.0%	0.8%	3.1%	0.7%
Research and development as a % of revenue	0.2%	0.0%	0.2%	0.0%

SFAS 123R impact on Cash Flows

	Twelve Months Ended		Twelve Months Ended October 31, 2005
	October 31, 2006		As Reported Under
	As Reported	Under APB 25	APB 25

Net cash provided by operating activities	$35,678	$39,461	$34,508
Net cash provided (used) by financing activities	66,016	62,233	(35,027)

(c)          On November 1, 2005, the Company adopted the provisions of SFAS 123R and SAB 107, requiring the measurement and recognition of all share-based compensation under the fair value method.  In addition, SFAS 123R requires the excess tax benefit from stock-option exercises—tax deductions in excess of compensation cost recognized—to be classified as a financing activity. Previously, all tax benefits from stock option exercises were classified as operating activities.  The Company implemented SFAS 123R using the modified prospective transition method.  Accordingly, for the three and twelve months ended October 31, 2006, the Company recognized share-based compensation expense for all current award grants, if any, and for the unvested portion of previous award grants based on grant date fair values.  Prior to fiscal 2006, the Company accounted for share-based awards under the APB 25 intrinsic value method, which resulted in compensation expense recorded only for restricted share awards and the modification of outstanding unvested options.  Prior period financial statements have not been adjusted to reflect fair value of share-based compensation expense under SFAS 123R.  The above tables illustrate the impact of adopting FAS123R on expenses, various margins and cash flow activities.